UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 11, 2007

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2007, Health Net, Inc. ("Health Net" or the "Company") announced the appointment of Stephen D. Lynch as the President of the Company’s Health Plan Division, commencing on November 12, 2007.

In light of Mr. Lynch’s new role within the Company as President, Health Plan Services, the Compensation Committee of the Board of Directors of the Company has reviewed Mr. Lynch’s prior compensation arrangement with the Company, and the Company and Mr. Lynch have agreed to amend and restate Mr. Lynch’s existing Employment Letter Agreement dated January 19, 2005, as amended on January 4, 2006, to reflect Mr. Lynch’s new responsibilities within the Company. The material terms of the amended and restated employment agreement, dated December 11, 2007 (the "Agreement"), are set forth below.

Under the Agreement, Mr. Lynch will receive an annual base salary of $600,000. Mr. Lynch will also be eligible to participate in the Health Net Executive Incentive Plan ("EIP"), which will provide him the opportunity, during each plan year in which he is a participant in the EIP, to earn up to 80% of his base salary as additional compensation according to the terms of the actual EIP documents. The bonus payment under the EIP will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures established by Health Net that must be achieved by Mr. Lynch in order for him to be eligible to receive bonus payments for any given plan year.

The Agreement provides that Mr. Lynch will not be eligible for an incentive bonus under the EIP for 2008 and, in lieu thereof, will be entitled to receive a special performance bonus of $1,800,000 (the "Performance Bonus") if the Company’s Chief Executive Officer, in consultation with the Company’s board of directors, determines that Mr. Lynch has successfully provided executive leadership for the restructure of the Company’s health plans (the "Restructuring"), including the identification of market leaders, infrastructure processes and procedures, establishing integration points with the Company’s new shared services organization and achievement of market plans, by February 28, 2009 (the "Target Completion Date"). Within forty days of the Target Completion Date, Mr. Lynch shall receive (i) $500,000 of the Performance Bonus if the Chief Executive Officer, in consultation with the Company’s board of directors, determines that the Company’s Health Plan Division has achieved the 2008 market plans for each of the Company’s commercial health plan regions, and (ii) $1,300,000 of the Performance Bonus if the Chief Executive Officer, in consultation with the Company’s board of directors, determines that Mr. Lynch has met his 2008 performance goals.

Under the Agreement, in the event that Mr. Lynch voluntarily terminates his employment with the Company prior to the Target Completion Date, Mr. Lynch will no longer be eligible to receive the Performance Bonus and shall not be entitled to participate in the EIP. In the event that either (i) Health Net terminates Mr. Lynch’s employment before the Target Completion Date for any reason other than cause (as defined in the Agreement) or (ii) a change in control (as defined in the Agreement) occurs before the Target Completion Date, the Agreement provides that Mr. Lynch will be paid the entire amount of the Performance Bonus within thirty (30) days of such termination or consummation of a change in control.

In addition, the Agreement provides that Mr. Lynch is entitled to reimbursement of up to $5,000 per year of costs incurred for personal financial counseling services. Further, the Agreement provides for Mr. Lynch’s participation in various employee benefit plans, including paid time off, holidays, insurance and Health Net’s 401(k), deferred compensation and tuition reimbursement plans, should he meet the participation requirements of the applicable employee benefit plan.

The Agreement provides that Mr. Lynch’s employment with Health Net may be terminated by him or Health Net at any time with or without cause (as defined in the Agreement). The Agreement provides Mr. Lynch with two potential severance arrangements in the event of a termination of his employment, other than due to his death or disability:

- Termination Without Cause Not Following Change in Control. If, at any time not within two years after a change in control (as defined in the Agreement) of Health Net, Mr. Lynch’s employment is terminated by Health Net without cause (as defined in the Agreement), and provided that Mr. Lynch signs a separation agreement waiver and release of claims substantially in the form prescribed by the Agreement (the "Separation Agreement"), Mr. Lynch will be entitled to receive a lump-sum payment equal to twelve months of his then-current base salary, benefit continuation for Mr. Lynch and his dependents for an initial twelve month period and payment of COBRA premiums for an additional twelve month period, provided Mr. Lynch elects to continue those benefits under COBRA.

- Termination Without Cause or For Good Reason Following Change in Control. If, at any time within two years after a change in control, Mr. Lynch’s employment is terminated by Health Net without cause or Mr. Lynch terminates his employment for good reason (as defined in the Agreement) (by giving the Company at least fourteen days prior written notice of the effective date of termination), Mr. Lynch will be entitled to receive, provided he signs a Separation Agreement, a lump-sum payment equal to twenty-four months of his then-current base salary, benefit continuation for Mr. Lynch and his dependents for an initial six month period and payment of COBRA premiums for an additional eighteen month period, provided Mr. Lynch elects to continue those benefits under COBRA. This severance allowance will be forfeited in the case of a termination by Mr. Lynch if Health Net requests in writing, prior to the termination, that Mr. Lynch continue in its employ for ninety days following the change in control, and Mr. Lynch voluntarily leaves the employ of Health Net prior to the expiration of that ninety day period.

In the event that Mr. Lynch voluntarily terminates his employment, other than for good reason at any time within two years after a change in control of the Company, the Agreement provides that he would not be eligible to receive any of the severance benefits under the Agreement. However, Mr. Lynch will be eligible to purchase, solely at his own expense, Company health insurance coverage for himself and his spouse until he is eligible for Medicare at age 65.

In the event that the Company terminates Mr. Lynch for cause (as defined in the Agreement), the Agreement provides that he would not be eligible to receive any of the severance benefits under the Agreement.

In the event that Mr. Lynch’s employment is terminated due to death or disability (as defined in the Agreement), he or his beneficiaries or estate would be entitled under the Agreement to continuation of benefits for a period of twelve months and a lump-sum payment equal to one times (1x) his then-current base salary, provided that Mr. Lynch (or his beneficiaries or estate, as applicable) signs a Separation Agreement.

To the extent any payment or benefit received by Mr. Lynch in connection with a change of control or termination of his employment would constitute a "parachute payment" under Section 280G of the Internal Revenue Code resulting in the imposition of excise taxes, then all such cash and non-cash payments to Mr. Lynch shall be reduced, in that order, to the extent necessary such that no portion of the payments is subject to the imposition of excise taxes, but only if (i) the net amount of such payments, as so reduced (and after subtracting any additional taxes due on such reduced payments) is greater than or equal to (ii) the net amount of such payments without such reduction (but after subtracting the net amount of excise taxes and all additional taxes due on such unreduced payments).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

December 13, 2007	By:	/s/ Linda V. Tiano

Name: Linda V. Tiano
Title: Senior Vice President, General Counsel & Secretary